UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 30, 2017

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 30, 2017, Rexford Industrial Realty, Inc. (the "Company"), through one of its wholly-owned subsidiaries, entered into a purchase and sale agreement (the "Agreement") with 6110-6114 Cahuenga Avenue, LLC (the "Buyer") for the sale of the Company's property located at 200-220 South Grand Avenue for a contract price of approximately $4.4 million. Larry Schwimmer is the general partner of 6110-6114 Cahuenga Avenue, LLC, and father of Howard Schwimmer, the Company's Co-Chief Executive Officer. Prior to entering into the Agreement, the relevant facts and circumstances relating to this transaction were presented to the Company’s audit committee, in accordance with the Company’s corporate governance guidelines, and to the Company’s board of directors. This transaction was unanimously approved by the Company's audit committee in accordance with the Company's corporate governance guidelines.
The Buyer made an escrow deposit of $150,000 upon entering into the Agreement, which may be refunded to the Buyer if it elects to terminate the Agreement prior to the expiration of the due diligence period for any reason. The transaction is expected to close during the first quarter of 2018, subject to the satisfaction of customary closing requirements and conditions. However, there can be no assurance that the transaction will close within the expected time frame or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.
December 6, 2017	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)

Rexford Industrial Realty, Inc.
December 6, 2017	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)